EXHIBIT 10.39
AMENDED AND RESTATED LOAN AGREEMENT
Dated as of December 31, 2009
by and among
ORWELL NATURAL GAS COMPANY
as the Borrower
THE GUARANTORS PARTY HERETO
and
THE HUNTINGTON NATIONAL BANK
as the Lender

TABLE OF CONTENTS

Page
EXHIBITS	iv
SCHEDULES	v
ARTICLE I DEFINITIONS.	2
1.1 Defined Terms	2
1.2 GAAP Definitions	10
1.3 Construction	11

ARTICLE II THE LOANS.	12
2.1 The Line of Credit	12
2.2 Term Loan	12
2.3 Interest Rates, Interest Payment and Certain Provisions Relating to Interest and Fees	13
2.4 Yield-Protection, Capital Adequacy	13
2.5 Closing Fee	15
2.6 Calculation of Interest and Fees	15
2.7 Time, Place and Manner of Payments	15
2.8 Payment from Accounts Maintained by Borrower	15
2.9 Loan Account	16

ARTICLE III SET-OFF; SECURITY INTERESTS; ADDITIONAL GUARANTOR.	16
3.1 Set-Off	16
3.2 UCC Personal Property	16
3.3 Security Agreement	16
3.4 Additional Guarantor; Pledge Agreement	17

ARTICLE IV REPRESENTATIONS AND WARRANTIES.	17
4.1 Existence and Power	17
4.2 Authority	17
4.3 Validity of Documents	17
4.4 Financial Statements	18
4.5 Litigation	18
4.6 No Restrictions	18
4.7 Deferred Compensation Plans	18
4.8 Tax Returns and Payments	18
4.9 Margin Stock	19
4.10 Labor Matters	19
4.11 Title to Properties	19
4.12 Compliance with Law	19
4.13 Intellectual Property	19

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4.14 Insurance	20
4.15 No Defaults	20
4.16 Security Interest in Personal Property	20
4.17 Investment Company Act	20
4.18 Disclosure	21
4.19 Consents and Approvals	21

ARTICLE V AFFIRMATIVE COVENANTS.	21
5.1 Furnishing Information	21
5.2 Insurance	23
5.3 Payment of Taxes	24
5.4 Records	24
5.5 Inspection of Records and Properties and Audit Review	24
5.6 Good Repair	25
5.7 Maintenance of Contractual Obligations	25
5.8 Maintenance of Patents, Trademarks, Permits, Etc	25
5.9 Lender Accounts	25
5.10 Preservation of Existence and Regulatory Compliance	25
5.11 Compliance with Laws	25
5.12 Further Assurances; Power of Attorney	26

ARTICLE VI NEGATIVE COVENANTS	26
6.1 Indebtedness	26
6.2 Guaranties	26
6.3 Creation of Encumbrances; Contractual Restrictions	27
6.4 Fixed Charge Coverage Ratio	28
6.5 Restrictions on Dividends and Distributions	28
6.6 Disposition of Assets	28
6.7 Change of Business	28
6.8 ERISA	29
6.9 Mergers; Acquisitions; Consolidations	29
6.10 Loans and Advances	29
6.11 Investments	29
6.12 Transactions with Affiliates	30
6.13 Amendment of Certain Documents	30

ARTICLE VII CONDITIONS PRECEDENT	30
7.1 Conditions Precedent to the Lender Entering into this Agreement	30

ARTICLE VIII DEFAULTS AND REMEDIES	31
8.1 Events of Default	31
8.2 Remedies Upon Default	33

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ARTICLE IX WAIVER BY LENDER.	33
9.1 Waiver of Events of Default	34

ARTICLE X GENERAL PROVISIONS	34
10.1 Amendments and Waivers	34
10.2 Expenses	34
10.3 Notices	35
10.4 Successors, Assigns and Participations	36
10.5 Severability	37
10.6 Survival	37
10.7 Governing Law	37
10.8 Non-Business Days	37
10.9 Integration	37
10.10 Headings	37
10.11 Forum	37
10.12 Waiver of Jury Trial	38
10.13 Counterparts	38

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EXHIBITS

Exhibit Reference

A	Security Agreement

B	Guaranty Agreement

C	Pledge Agreement

D	Form of Compliance Certificate

-iv-

SCHEDULES

Schedule Reference

4.5	Litigation

4.7	Pension Plans and Benefit Agreements

4.8	Taxes

4.10	Labor Agreements

4.11	Real Property Interests

4.12	Compliance with Law

4.13	Intellectual Property

4.14	Insurance

6.1	Related Party Indebtedness

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AMENDED AND RESTATED LOAN AGREEMENT
     THIS AMENDED AND RESTATED LOAN AGREEMENT (together with all amendments, supplements, extensions, renewals, restatements and substitutions thereto and thereof, the “Agreement”) dated as of December 31, 2009, effective as of November 30, 2009, by and among ORWELL NATURAL GAS COMPANY, an Ohio corporation, as the borrower (the “Borrower”), RICHARD M. OSBORNE, an individual and resident of the State of Ohio (“Osborne”), ONG Marketing, Inc., an Ohio corporation (“ONG”), LIGHTNING PIPELINE COMPANY, an Ohio corporation (“Lightning”), LIGHTNING PIPELINE COMPANY II, INC., an Ohio corporation (“Lightning II”) (and together with Osborne, ONG, Lightning and any additional parties hereafter joining this Agreement as a guarantor, being referred to collectively as the “Guarantors” and each individually as a “Guarantor”) and THE HUNTINGTON NATIONAL BANK, as the lender (the “Lender”).
WITNESSETH:
     WHEREAS, the Borrower and the Lender are party to that certain Business Loan Agreement dated December 9, 2008 (the “Existing Loan Agreement”).
     WHEREAS, pursuant to the Existing Loan Agreement, the Borrower and Osborne executed and delivered in favor of the Lender (i) that certain Promissory Note dated December 9, 2008 in the state principal amount of $4,603,320.98 (the “Term Note”), and (ii) that certain Promissory Note dated December 9, 2008 in the state principal amount of $1,500,000.00 (the “Line of Credit Note”).
     WHEREAS, certain Events of Default have occurred and are continuing under the Existing Loan Agreement, and the Lender has sent notice of such defaults to the Borrower and terminated the ability of the Borrower and Osborne to borrow, repay and reborrow loans under the terms of the Line of Credit Note.
     WHEREAS, the principal outstanding under the Term Note and the Line of Credit Note was due and payable on November 30, 2009, which was maturity date of each such promissory note, and the principal balance and accrued interest under such notes is now due and payable.
     WHEREAS, the Borrower and Osborne have requested that the Lender (i) waive the Events of Default set forth in the Lender’s default letter dated September 4, 2009 and certain other Events of Default, (ii) extend the maturity date for payment of principal under the Term Note and the Line of Credit Note, (iii) make Osborne a guarantor of the obligations under the Term Note and Line of Credit Note rather than a co-borrower, and (iv) consent to the acquisition of the Borrower by Energy, Inc. by means of a merger of a wholly-owned subsidiary of Energy West, Incorporated (a wholly-owned subsidiary of Energy, Inc.) into Lightning, the sole shareholder of the Borrower.

     WHEREAS, the Lender is willing to make such credit accommodations but only upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of mutual promises contained herein and other valuable consideration and with the intent to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I DEFINITIONS.
     1.1 Defined Terms.
          As used herein the following terms shall have the meaning specified unless the context otherwise requires:
     “Accessions” means all accessions, as that term is defined in the UCC.
     “Account” means all accounts, as that term is defined in the UCC, due the Borrower, whether now owned or hereafter created or acquired.
     “Account Debtor” means a Person who owes money to the Borrower as evidenced by an Account.
     “Affiliate” means as to any Person, any other Person directly or indirectly through one or more intermediaries Controlling, Controlled by, or under direct or indirect common Control with such Person. A Person shall be deemed to Control another Person if the Controlling Person owns ten percent (10%) or more of any class of voting securities, partnership interests or other equity interests of the Controlled Person or possesses, indirectly or directly, the power to direct or cause the direction of the management or policies of the Controlled Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning set forth in the first paragraph hereof.
     “Authorized Officer” means (a) the Chairman/Chief Executive Officer, or (b) the President/Chief Operating Officer of each of the Loan Parties, each of which individuals is authorized to act on behalf of such Loan Party Borrower. The Lender shall be entitled to rely on the incumbency certificate delivered pursuant to Section 7.1 for the initial designation of each Authorized Officer. Additions or deletions to the list of Authorized Officers may be made by the Borrower at any time by delivering to the Lender a revised fully executed incumbency certificate in form and substance satisfactory to the Lender.
     “Benefit Arrangement” means an “employee benefit plan”, within the meaning of Section 3(3) of ERISA, which is not a Plan or Multiemployer Plan and which is maintained or otherwise contributed to by the Borrower or any ERISA Affiliate for the benefit of employees of the Borrower or any ERISA Affiliate.
     “Borrower” shall have the meaning set forth in the initial paragraph of this Agreement.

     “Business Day” means a day other than a Saturday or Sunday on which the Lender’s principal office is open for the conduct of normal banking business.
     “Capital Adequacy Event” shall have the meaning set forth in Section 2.4(b) hereof.
     “Capital Compensation Amount” shall have the meaning set forth in Section 2.4(b) hereof.
     “Capital Expenditure” shall mean any expenditure which would be classified as a capital expenditure in accordance with GAAP.
     “Capitalized Lease” means any lease of property by any Person which, in accordance with GAAP, would be treated as a capital item on the balance sheet of such Person.
     “Change of Control” means (a) the occurrence of any event (whether in one or more transactions) which results in the transfer of control of the Borrower such that either Osborne, or following the merger described in Section 6.9, Energy, Inc., fails to own, directly or indirectly and with full right to direct voting of such shares, all the ownership interests of each other Corporate Loan Party, or (b) any merger, consolidation or sale of substantially all of the property or assets or any Loan Party, other than as permitted under Section 6.9. For purposes of this definition, “control of a Loan Party” means the power, direct or indirect, to vote 51% or more of the ownership interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of any Loan Party.
     “Chattel Paper” means chattel paper, as that term is defined in the UCC, held by the Borrower, whether now owned or existing or hereafter created or acquired.
     “Closing Date” means December ___, 2009, or such other date as is mutually agreeable to the parties hereto.
     “Closing Fee” means the Closing Fee described in Section 2.5 hereof.
     “Collateral” means collectively the real and personal property in which the Borrower or any other Loan Party has granted to or will in the future grant to or for the benefit of the Lender a security interest or other lien to secure the payment of the Obligations and the Borrower’s and the other Loan Parties’ prompt and complete performance under the Loan Documents, all as further described in Article III hereof.
     “Commercial Tort Claims” means all commercial tort claims, as that term is defined in the UCC, of the Borrower, whether now owned or existing or hereafter created or acquired.
     “Compliance Certificate” means the certificate(s) to be executed by an Authorized Officer and delivered to the Lender pursuant to Section 5.1(c) hereof which certificates shall be substantially in the form of Exhibit “D” hereto.
     “Control and its derivatives” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, partnership interests or other equity interest, by contract or otherwise, including the power to elect a majority of the directors of a corporation or trustees of a trust, as the case may be.
     “Copyrights” means all copyrights, copyright registrations, copyright applications for registrations, all rights corresponding thereto throughout the world, the right to recover for all past, present and future infringements thereof, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.
     “Corporate Loan Party” means individually and “Corporate Loan Parties” means collectively, the Borrower and the Guarantors, excluding Osborne.
     “Debt” means all liabilities, obligations and indebtedness, whether now or hereafter owing, arising, due or payable, including but not limited to (i) indebtedness in the nature of loans, letters of credit, capital leases, obligations under derivative contracts (including interest rate swaps) and guarantees of the obligation of third parties, and (ii) all liabilities of any person secured by a lien on Borrower’s property.
     “Default” means any condition, event, omission or act which, with the giving of notice or the passage of time or both, would constitute an Event of Default.
     “Deposit Accounts” means all deposit accounts, as that term is defined in the UCC, of the Borrower, whether now owned or existing or hereafter created or acquired.
     “Documents” means all documents, as that term is defined in the UCC, held by the Borrower, whether now owned or hereafter acquired or created.
     “Dollars” or “$” means the legal tender of the United States of America.
     “EBITDA” means for any period the sum of the Borrower’s Net Income, plus (to the extent deducted in computing Net Income) the sum of interest expense, any provision for federal, state and local income taxes, depreciation expense, amortization expense and all non-cash charges, minus extraordinary non-operating income and any gain from any non-recurring transactions, the foregoing determined in accordance with GAAP.
     “Effective Date” means November 30, 2009, upon the occurrence of each of the conditions precedent set forth in Section 7.1 hereof.
     “Encumbrance” means any encumbrance, mortgage, lien, charge, pledge, security interest, priority payment, conditional sales agreement right, or other title retention agreement right including but not limited to any right under a Capitalized Lease and Encumbrances of the type listed in Section 6.3 hereof, in, upon or against any asset of the Borrower.
     “Energy, Inc.” means Energy, Inc., a Montana corporation.
     Environmental Law shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules,

ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with a Governmental Authority pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.
     “Equipment” means all equipment, as that term is defined in the UCC, of the Borrower, whether now owned or hereafter created or acquired.
     “ERISA” means the Employee Retirement Income Security Act of 1974 as now in effect and as hereafter from time to time amended, supplemented or otherwise modified, or any successor statute, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” means any member of a controlled group of corporations under Section 414(b) of the Internal Revenue Code of which any Loan Party is a member, and any trade or business (whether or not incorporated) under common control with a Loan Party under Section 414(c) of the Internal Revenue Code, and all other entities which, together with the Borrower, are or were treated as a single employer under Sections 414(m) or 414(o) of the Internal Revenue Code.
     “Event of Default” means any one or more of the events described in Section 8.1 of this Agreement.
     “Fees” means the Closing Fee and all other fees due the Lender hereunder.
     “Fiscal Quarter” means each successive three month fiscal period of the Borrower beginning on each January 1, April 1, July 1, and October 1 and ending respectively on the succeeding March 31, June 30, September 30 and December 31.
     “Fiscal Year” means each successive fiscal period of the Borrower beginning January 1 and ending the succeeding December 31.
     “Fixed Charge Coverage Ratio” means the ratio of EBITDA to the sum of (i) scheduled principal payments on Debt and capital leases, plus (ii) interest expense, plus (iii) federal, state and local income tax expense, plus (iv) dividends and distributions, each of the foregoing determined in accordance with GAAP as of the last day of each fiscal quarter of the Borrower for the four fiscal quarters then ending.
     “Fixtures” means all fixtures, as that term is defined in the UCC, of the Borrower located on or attached to any land or leasehold interest of the Borrower, whether now owned or hereafter acquired or created.

     “GAAP” means generally accepted accounting principles which shall include, but not be limited to, the official interpretations thereof as defined by the Financial Accounting Standards Board, its predecessors and its successors.
     “General Intangibles” means all general intangibles, as that term is defined in the UCC, of the Borrower, whether now owned or hereafter acquired or created.
     “Goods” means all goods, as that term is defined in the UCC, held by the Borrower, whether now owned or hereafter acquired and wherever located.
     “Governmental Authority” means the government of the United States or the government of any state or locality therein, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity, or other regulatory bureau, authority, body or entity of the United States or any state or locality therein, including the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System, and any central bank of any other country or any comparable authority.
     “Governmental Rule” means any law, statute, rule, regulation, permit, license, treaty, ordinance, order, writ, injunction, decree, judgment, guideline, award, standard, directive or decision of any governmental authority, whether in existence on the Closing Date or whether issued, enacted or adopted after the Closing Date, and any change therein or in the interpretation or application thereof following the Closing Date.
     “Guaranty” or “Guarantee”, or the plural thereof, whether capitalized or not, means any obligation, direct or indirect, by which a Person undertakes to guaranty, assume or remain liable for the payment or performance of another Person’s obligations, including but not limited to (a) endorsements of negotiable instruments, (b) discounts with recourse, (c) agreements to pay or perform upon a second Person’s failure to pay or perform, (d) retention of liability on any obligation assumed by a second Person, (e) agreements to maintain the capital, working capital solvency or general financial condition of a second Person and (f) agreements for the purchase or other acquisition of products, materials, supplies or services, if in any case payment therefor is to be made regardless of the non-delivery of such products, materials or supplies or the non-furnishing of such services.
     “Guarantor” means each of the parties set forth in the initial paragraph of this Agreement and their respective heirs, personal representatives, successors and permitted assigns, and each other Person who joins this Agreement as a Guarantor after the date hereof.
     “Guaranty Agreement” means the Amended and Restated Continuing Agreement of Guaranty and Suretyship in substantially the form set forth as Exhibit “B” hereto, executed and delivered by the Guarantors, and all extensions, renewals, amendments, substitutions and replacements thereto and thereof.
     “Hazardous Substance” means any (i) substance which is defined as such or regulated in any manner by any Environmental Law and (ii) petroleum products, including crude oil and any fraction thereof.

     “Hazardous Waste” means any waste defined as such by any Environmental Law.
     “Indebtedness” as applied to any Person means all liabilities for borrowed money or credit advanced of such Person, whether secured or unsecured, evidenced by a bond, note, debenture, Capitalized Lease, deferred purchase price arrangement, title retention device, reimbursement agreement, reimbursement obligations under any standby letters of credit, any Guarantees for borrowed money, book entry or otherwise, including but not limited to the Obligations; provided, however, that Indebtedness shall not include such Person’s accounts payable or other routine trade indebtedness not evidenced by a promissory note or similar type instrument and which is incurred in the ordinary course of such Person’s business if those accounts payable and routine trade indebtedness do not constitute obligations to repay borrowed money.
     “Instruments” means all instruments, as that term is defined in the UCC, held by the Borrower, whether now owned or hereafter acquired or created.
     “Intellectual Property” means all of the Borrower’s Copyrights, Patents, trademarks, tradenames, service marks or applications for any of the foregoing, whether now owned or hereafter acquired or created.
     “Interest Hedge Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate insurance or any other agreement or arrangement designed to provide protection against fluctuations in interest rates, together with all extensions, renewals, restatements, amendments, substitutions and replacements to and of any of the foregoing.
     “Inventory” means all inventory, as that term is defined in the UCC, of the Borrower, whether now owned or existing or hereafter created or acquired.
     “Investment Property” means all investment property, as that term is defined in the UCC, of the Borrower, whether now owned or existing or hereafter created or acquired.
     “Letters of Credit” means that certain Letter of Credit No. OSB.005931 issued by the Lender for the account of the Borrower in the stated amount of $3,500, and any other letters of credit at any time issued by the Lender for the account of the Borrower.
     “Line of Credit Loans” means loans made by the Lender not in excess of $1,500,000 which are evidenced by the Line of Credit Note.
     “Line of Credit Note” shall have the meaning set forth in the recitals to this Agreement, together with all amendments, supplements, extensions, renewals, restatements, amendments, substitutions and replacements thereto and thereof.
     “Line of Credit Termination Date” means November 28, 2010.
     “Loan Account” means the loan account maintained by the Lender as more fully described in Section 2.9 hereof.

     “Loan Documents” means any and all agreements among the Borrower, the Lender or for the benefit of the Lender relating to the Obligations or the Collateral, including, without limitation, this Agreement, the Notes, the Security Documents, and the Guaranty Agreement.
     “Loans” means individually or collectively, the Line of Credit Loans and the Term Loan.
     “Loan Party” means individually and “Loan Parties” means collectively, the Borrower and the Guarantors.
     “Material Adverse Change” means any circumstance or event which (i) has a material adverse effect upon the validity or enforceability of any Loan Document, (ii) is material and adverse to the business, properties, assets, financial condition or results of operations of the Borrower, (iii) impairs materially the ability of the Loan Parties to duly and punctually pay or perform the Obligations, or (iv) impairs materially the ability of the Lender to enforce its legal remedies pursuant to the Loan Documents.
     “Material Adverse Effect” means an effect that results in or causes a Material Adverse Change.
     “Money” means all money, as that term is defined in the UCC, of the Borrower or any Loan Party, whether now owned or hereafter acquired.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the affected Person or any ERISA Affiliate of such Person is making or accruing an obligation to make contributions or has within any of the preceding five (5) plan years made or accrued an obligation to make contributions.
     “Net Income” means, for the relevant accounting period of the Borrower, all ordinary income and ordinary gains less all ordinary expenses and ordinary losses from operations of the Loan Parties, determined and combined in accordance with GAAP.
     “Notes” means, individually or collectively, the Line of Credit Note and the Term Note, as the same may be amended, modified, extended or restated from time to time with the written consent of the Lender.
     “Obligations” means collectively, (i) all unpaid principal and accrued and unpaid interest with respect to the Loans, (ii) all accrued and unpaid Fees, (iii) any other amounts due hereunder or under the Notes or any of the other Loan Documents or Letter of Credit (and related applications therefor) including all reimbursements, indemnities, costs, expenses, prepayment premiums, yield protection obligations, break-funding costs and other obligations of Borrower to the Lender or any indemnified party hereunder and thereunder, (iv) all obligations under any Interest Hedge Agreement with the Lender or an Affiliate of the Lender, and (v) all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with this Agreement, the other Loan Documents and the Letters of Credit, including but not limited to the reasonable fees and expenses of the Lender’s counsel which the Borrower is responsible to pay pursuant to the terms of this Agreement and the other Loan Documents.

     “Patents” means all patents and patent applications including, without limitation, all rights corresponding thereto throughout the world, all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, restatements and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto, and the right to recover for all past, present and future infringements thereof.
     “Payment Intangibles” means all payment intangibles, as that term is defined in the UCC, of the Borrower, whether now owned or existing or hereafter created or acquired.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to ERISA or any entity succeeding to any or all of its functions under ERISA.
     “Permitted Encumbrances” has the meaning set forth in Section 6.3.
     “Person” means any individual, partnership, corporation, trust, joint venture or unincorporated organization and any government or department or agency thereof.
     “Plan” means any employee pension benefit plan, other than a Multiemployer Plan which is covered by Title IV of ERISA and which either (i) is maintained for the employees of the Borrower or any ERISA Affiliate or (ii) has at any time within the preceding five years been maintained by the Borrower and/or any entity which was an ERISA Affiliate at such time for their respective employees of which the Borrower is a member, whether such plan is now in existence or is hereafter created or assumed.
     “Pledge Agreement” means the Pledge Agreement of Osborne referred to in Section 3.4 hereof in substantially the form set forth as Exhibit “C” hereto, and all extensions, renewals, restatements, amendments, substitutions and replacements thereto and thereof.
     “Prohibited Transaction” means a “prohibited transaction” as that term is defined in Section 406 of ERISA and the regulations promulgated thereunder.
     “Real Property” means the real property and improvements thereto including without limitation that real property described on Schedule 4.11 attached hereto which the Loan Parties currently own or lease, and any other real property hereafter acquired or leased by the Loan Parties.
     “Regulation D, T, U and/or X” means respectively, Regulation D, Regulation T, Regulation U and/or Regulation X promulgated by the Board of Governors of the Federal Reserve System, as such regulations are now in effect and as they may hereafter be amended.
     “Related Party Indebtedness” means any Indebtedness of the Borrower, excluding salary, benefits, perquisites and reimbursement of expenses, which is owed by the Borrowers to officers and shareholders of the Borrower as set forth on Schedule 6.1.
     “Reportable Event” means a “reportable event” as that term is defined in Section 4043(b) of ERISA and the regulations promulgated thereunder.

     “Securities” means all securities, as that term is defined in the UCC, of the Borrower, whether now owned or existing or hereafter created or acquired.
     “Security Agreement” means the Amended and Restated Security Agreement referred to in Section 3.4 hereof substantially in the form set forth as Exhibit “A” hereto, and all extensions, renewals, restatements, amendments, substitutions and replacements thereto and thereof.
     “Security Documents” means any or all of the Security Agreement, the Pledge Agreement and all additional documents and instruments entered into from time to time for the purpose of securing the Obligations and any and all ancillary documents and instruments relating to any of the foregoing, such as financing statements.
     “Solvent” means the condition which exists when any Person (i) owns assets whose value (both at fair market value and present fair saleable value) is, on the date of determination, greater than the amount of such Person’s liabilities (including without limitation contingent and unliquidated liabilities), (ii) is able to pay all of its obligations as they mature, and (iii) has capital sufficient to carry on its present business and transactions and all business and transactions in which it is about to engage.
     “Subsidiary” means either (i) any corporation more than 50% of the outstanding voting securities of which are owned or controlled, directly or indirectly, by a Loan Party, or (ii) any other entity or organization which is so owned or controlled.
     “Supporting Obligations” means all supporting obligations, as that term is defined in the UCC, of the Borrower, whether now owned or existing or hereafter created or acquired.
     “Term Loan” means the term loan made by the Lender in the original principal amount of $4,603,320.98 which is evidenced by the Term Note.
     “Term Note” shall have the meaning set forth in the recitals to this Agreement, together with all amendments, supplements, extensions, renewals, restatements, amendments, substitutions and replacements thereto and thereof.
     “Termination Proceedings” means termination proceedings under Section 4042 of ERISA or any successor section of ERISA.
     “TSCA” means the Toxic Substance Control Act of 1976, 15 U.S.C. §2601 et seq. and the regulations adopted pursuant thereto, 40 CFR Part 710, all as the same may be amended.
     “Unfunded Benefit Liability” means with respect to any Plan, the amounts described in Section 4001(a)(18) of ERISA.
     “UCC” means the Uniform Commercial Code as adopted and in effect from time to time in the State of Ohio, except when the provisions of the UCC as adopted in another jurisdiction are applicable due to the location of any collateral in such other jurisdiction.

     “Withdrawal Liability” means “withdrawal liability” as defined by the provisions of Part 1 of Subtitle E to Title IV of ERISA.
     1.2 GAAP Definitions.
               Accounting terms used herein but not defined herein shall have the meanings ascribed to them under GAAP in effect at the time of the execution of this Agreement.
     1.3 Construction.
               Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:
          (i) Number; Inclusion. References to the plural include the singular, the singular the plural and the part the whole, “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation.”
          (ii) Determination. References to “determination” of or by the Lender shall be deemed to include good faith reasonable estimates by the Lender (in the case of quantitative determinations) and good faith reasonable beliefs by the Lender (in the case of qualitative determinations), and such determination shall be conclusive absent manifest error.
          (iii) Discretion and Consent. Whenever the Lender is granted the right herein to act in its sole discretion or to grant or withhold consent such right shall be exercised in good faith.
          (iv) Documents Taken as a Whole. The words “hereof,” “herein,” “hereunder”, “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document.
          (v) Headings. The article, section and other headings contained in this Agreement or such other Loan Documents and the Table of Contents (if any) preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect.
          (vi) Implied References. Article, section, subsection, item, clause, schedule and exhibit references are to this Agreement or to such other Loan Document, as the case may be, unless otherwise specified.
          (vii) Persons. Reference to any Person includes such Person’s successors and assigns, but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity.

     (viii) Government Rule and Agreements. Reference to any Government Rule, agreement or contract includes such Governmental Rule, agreement or contract as the same may be amended, supplemented, modified, extended, waived, consolidated, replaced or renewed from time to time, but only to the extent permitted by, and effected in accordance with, the terms thereof and of this Agreement and the other Loan Documents.
     (ix) From, To and Through. Relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding”, and “through” means “through and including”.
     (x) Shall; Will. References to “shall” and “will” are intended to have the same meaning.
     (xi) UCC Terms. All terms used in the Uniform Commercial Code and not specifically defined in this Agreement or in any other Loan Document shall herein have the meanings assigned to such terms in the Uniform Commercial Code as from time to time in effect in the State of Ohio.
     (xii) Writing; Written. References to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form. References to “written” include “printed”, “typed”, “lithographed” and other adjectives relating to words reproduced in a tangible visible form consistent with the preceding sentence and also include electronic images and images stored on computer disks, magnetic tape and like media.
ARTICLE II THE LOANS.
     2.1 The Line of Credit.
2.1a Line of Credit Loans. The Lender agrees, subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, that the Borrower shall have the right to continue to have outstanding the Line of Credit Loans from the date hereof until the Line of Credit Termination Date; provided however, if Borrower elects to prepay some or all the Line of Credit Loans, such amounts may not thereafter be re-borrowed. The Borrower shall execute a Note Modification Agreement in form and content acceptable to the Lender evidencing the extension of the maturity date of the Line of Credit Note; provided however, that the parties hereby acknowledge and agree that no novation is intended or shall result from such modification.
2.1b Line of Credit Note. The obligation of the Borrower to repay, on or before the Line of Credit Termination Date, the aggregate unpaid principal amount of all advances made by the Lender, shall be evidenced by the Line of Credit Note. The principal amount actually due and owing the Lender under the Line of Credit Note shall be the aggregate unpaid principal amount of all Line of Credit Loans made by the Lender, all as shown on the Loan Account established pursuant to Section 2.9 hereof. As of the date of this Agreement, the outstanding principal balance of the Line of Credit Loans is $1,499,169.80.

     2.2 Term Loan.
2.2a Term Loan; Term Note. The obligation of the Borrower to repay, on or before November 28, 2010, the unpaid principal amount of the Term Loan shall be evidenced by the Term Note. The principal amount actually due and owing the Lender under the Term Note made payable to it shall be the unpaid principal amount of the Term Loan due the Lender, all as shown on the Loan Account established pursuant to Section 2.9 hereof. As of the date of this Agreement, the outstanding principal balance of the Term Loan is $4,310,412.83.
2.2b Principal Payments on Term Loan.
     (i) Scheduled Principal Payments. Principal and interest on the Term Loan shall be repaid in consecutive monthly installments, each in the amount of $35,330.61, commencing on December 31, 2009 and on the last day of each month thereafter through and including October 31, 2010, with the final payment on November 28, 2010, being equal to the outstanding principal balance of the Term Loan plus accrued and unpaid interest. The Borrower shall execute a Note Modification Agreement in form and content acceptable to the Lender evidencing the extension of the maturity date of the Term; provided however, that the parties hereby acknowledge and agree that no novation is intended or shall result from such modification.
     (ii) Voluntary Prepayments. The Borrower, subject to the terms hereof, shall have the right, at its option, to prepay the Term Loan without penalty (other than any breakage costs associated with payment of a loan bearing interest at the LIBO Rate other than at the end of the applicable LIBO Rate Interest Period) in whole at any time or in part from time to time. Each voluntary prepayment shall be in the minimum principal amount of $100,000. The Borrower shall give the Lender not less than one (1) Business Day’s prior written notice of each prepayment specifying the aggregate principal amount to be prepaid and the date of prepayment. Notice of prepayment having been given as aforesaid, the principal amount specified in such notice shall be due and payable on the prepayment date. Each voluntary prepayment of principal on the Term Loan shall be applied to the principal balance outstanding on the Term Loan in the inverse order of scheduled maturities.
     2.3 Interest Rates, Interest Payment and Certain Provisions Relating to Interest and Fees.
          The Borrower shall pay interest on the principal amount of the Loans from time to time outstanding hereunder, from the date thereof until payment in full, at the rates of interest set forth in the Line of Credit Note and the Term Note, as the case may be. In addition thereto, the Borrower shall pay late charges and default rate interest, each if applicable, in accordance with the terms of the respective Notes.

     2.4 Yield-Protection, Capital Adequacy.
2.4a Yield Protection. Notwithstanding other provisions of this Section 2.4:
     (i) If any Governmental Rule (including, without limitation, Regulation D), or if any change in the interpretation thereof by any Governmental Authority charged with the administration thereof, shall:
     (A) subject the Lender to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind with respect to payments of principal or interest or other amounts due hereunder (other than any tax imposed or based upon the income of the Lender and payable to any Governmental Authority in the United States of America or any state thereof); or
     (B) change the basis of taxation of the Lender with respect to payments of principal or interest or other amounts due hereunder (other than any change which affects, and only to the extent that it affects, the taxation by the United States or any state thereof of the total net income of the Lender); or
     (C) impose, modify or deem applicable any reserve, special deposit or similar requirements against assets held by the Lender applicable to the Loans made hereunder (other than such requirements which are included in the determination of the applicable rate of interest hereunder); or
     (D) impose upon the Lender any other obligation or condition with respect to this Agreement, and the result of any of the foregoing is to increase the cost to the Lender, reduce the income receivable by the Lender, reduce the rate of return on the Lender’s capital, or impose any expenses upon the Lender, all with respect to any of the Loans (or any portion thereof) by an amount which the Lender reasonably deems material:
     (1) the Lender shall notify the Borrower of the happening of such event;
     (2) the Borrower shall pay to the Lender, on demand, such amount as will compensate the Lender for such reduction in its rate of return; and
     (3) the Borrower may pay the affected portion of the Lender’s Loans in full without the payment of any additional amount, including prepayment premiums or penalties, other than amounts payable on account of the Lender’s out-of-pocket losses (including funding loss, if any, as provided in Subsection 2.4e) which are not otherwise provided for in subparagraph (2) immediately above.
     (ii) A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Subsection 2.4a shall be submitted by the Lender to the Borrower in accordance with the provisions hereof. Such certificate shall be evidence as to the amount of such increased cost or reduced amount absent manifest error.
2.4b Capital Adequacy. If, (i) any adoption of or any change in or in the interpretation of any Governmental Rule by the applicable Governmental Authority, or (ii) compliance with any Governmental Rule of any Governmental Authority exercising control over banks or financial institutions generally or any court of competent jurisdiction, requires that the Loans (including, without limitation, obligations in respect of any Loans) hereunder be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Lender or any corporation controlling the Lender (a “Capital Adequacy Event”), the result of which is to reduce the rate of return on the Lender’s capital as a consequence of the Loans to a level below that which the Lender could have achieved but for such Capital Adequacy Event, taking into consideration the Lender’s policies with respect to capital adequacy, by an amount which the Lender reasonably deems to be material, the Lender shall deliver to the Borrower a statement of the amount necessary to compensate the Lender or the reduction in the rate of return on its capital attributable to the Loans (the “Capital Compensation Amount”). The Lender shall from time to time notify the Borrower of the amount so determined. Each such notification shall, absent manifest error, be evidence of the amount of the Capital Compensation Amount set forth therein, and such Capital Compensation Amount shall be due and payable by the Borrower to the Lender within ten (10) days after such notice is given. As soon as practicable after any Capital Adequacy Event, the Lender shall submit to the Borrower estimates of the Capital Compensation Amounts that would be payable as a function of the Lender’s Loans hereunder.
     2.5 Closing Fee.
          The Borrower agrees to pay the Lender a nonrefundable Closing Fee for the waivers and amendments set forth herein in the amount of $35,000, payable on the Closing Date, which amount shall be deemed to be earned as of the Closing Date.
     2.6 Calculation of Interest and Fees.
          The calculation of the amount of interest and Fees due and owing to the Lender shall be made by the Lender and shall be evidenced by the Lender posting the amount of interest and Fees due it hereunder to the Loan Account established pursuant to Section 2.9 hereof and shall be presumptively correct, absent manifest error.
     2.7 Time, Place and Manner of Payments.
          All payments to be made by the Borrower under the Line of Credit Note and the Term Note or of the Fees and all other amounts due the Lender hereunder shall be made at the office designated by the Lender. All payments to be made by the Borrower under this Agreement shall be paid in Dollars in immediately available funds no later than 11:00 a.m. (Pittsburgh, Pennsylvania time) on the date such payment is due. If the date on which any payment is due is not a Business Day, such payment shall be due and payable on the next succeeding day which is a Business Day and such extension of time shall be included in computing any interest in respect of such payment.
     2.8 Payment from Accounts Maintained by Borrower.
          In the event that any payment of principal, interest, Fees or any other amount due the Lender under the Loan Documents is not paid when due, the Lender is hereby authorized to effect such payment by debiting any demand deposit account of the Borrower maintained with the Lender. This right of debiting accounts of the Borrower is in addition to any right of set off accorded the Lender hereunder or by operation of law.
     2.9 Loan Account.
          The Lender shall open and maintain on its books a Loan Account in the name of the Borrower with respect to Disbursements made, repayments, prepayments, the computation and payment of interest and the Fees and the computation of other amounts due and sums paid to the Lender pursuant to this Agreement. Except in the case of manifest error, such Loan Account shall be presumptively correct and binding on the Borrower as to the amount at any time due to the Lender from the Borrower pursuant to this Agreement.
ARTICLE III SET-OFF; SECURITY INTERESTS; ADDITIONAL GUARANTOR.
     3.1 Set-Off.
          To secure the repayment of the Obligations, the Borrower hereby gives to the Lender a lien and security interest upon and in any property, credits, securities or monies which may at any time be delivered to, or be in the possession of, or owed by the Lender or any Affiliate of Lender in any capacity whatever (exclusive of funds held in trust by the Borrower on behalf of employees or others by the Lender) including the balance of any deposit account maintained by the Borrower with the Lender. The Borrower hereby authorizes the Lender at its option, upon the occurrence and during the continuation of an Event of Default, to apply at the discretion of the Lender, any and all such property, credits, securities or monies now or hereafter in the hands of the Lender belonging or owed to the Borrower to the payment of Obligations.
     3.2 UCC Personal Property.
          To secure the repayment of the Obligations, and in addition to and not in limitation of the liens and security interests granted by the Loan Parties in favor of the Lender under the other Loan Documents, the Borrower hereby grants to the Lender, a lien and security interest in all of its Equipment (and any Accessions thereto), Fixtures, Goods (excluding Inventory), Accounts, Chattel Paper (whether tangible or electronic), Instruments (including promissory notes), Documents, Money, Deposit Accounts, Letter of Credit Rights (whether or not the letter of credit is evidenced by a writing), Commercial Tort Claims, Securities and all other Investment Property, Supporting Obligations, any other contract rights or rights to the payment of money, insurance claims and General Intangibles (including Payment Intangibles), whether now owned or in existence or hereafter acquired or created, wherever located and all products and proceeds thereof.

     3.3 Security Agreement.
          To further evidence the grant of the lien and security interest referred to in Section 3.2 hereof, the Borrower will execute and deliver to the Lender a Security Agreement substantially in the form of Exhibit “A” hereto, and agree that the Lender may file any and all Uniform Commercial Code financing statements deemed appropriate by the Lender in connection therewith.
     3.4 Additional Guarantor; Pledge Agreement.
          Within five (5) business days of the date the Lightning Merger described in Section 6.9 is effected, (A) Energy, Inc. shall execute and delivery a Guaranty Agreement in substantially in the form of Exhibit “B” hereto and join this Agreement as an additional Corporate Loan Party by delivering the documents required under Section 7.1(vii), (viii), (xii) and such additional documents as Lender may reasonably request, and the Borrower and the then-existing other Guarantors delivering the documents required under Section 7.1(xiii); and (B) Osborne shall execute and deliver to the Lender a Pledge Agreement substantially in the form of Exhibit “C” hereto, pursuant to which he pledges capital stock of Energy, Inc. having a market value of at least $3,000,000, and Osborne shall at such time also deliver to the Lender the related stock certificates and undated blank stock powers with respect to such ownership interests of Energy, Inc. If the events described in (A) and (B) above have not occurred within sixty (60) days after the Closing Date, the Borrower and/or the Guarantors shall provide the Lender with additional liquid collateral acceptable to the Lender in its discretion having a fair market value of at least $3,000,000.
ARTICLE IV REPRESENTATIONS AND WARRANTIES.
     To induce the Lender to enter into this Agreement and to make the Loans herein provided for, each Loan Party, jointly and severally, represents and warrants to the Lender that:
     4.1 Existence and Power.
          Each Corporate Loan Party is a corporation, partnership or limited liability company, duly organized and validly existing under the laws of its jurisdiction of organization, and is authorized to do business in each jurisdiction where, because of the nature of its activities or the ownership of its properties or both, such qualification is required except where the failure to be so qualified would not constitute a Material Adverse Effect. Each Corporate Loan Party’s principal place of business and executive office is located 8500 Station Street, Suite 100, Mentor, Ohio 44060.
     4.2 Authority.
          Each Loan Party is duly authorized to execute and deliver this Agreement and the other Loan Documents to which it is a party. All necessary action to authorize the execution and delivery by each Corporate Loan Party of this Agreement and the other Loan Documents to which it is a party has been properly taken. Each Corporate Loan Party is and hereafter will continue to be duly authorized to perform all of the terms and provisions of this Agreement and the other Loan Documents to which it is a party.
     4.3 Validity of Documents.
          This Agreement, the Notes and the other Loan Documents to be executed by each Corporate Loan Party, constitute legal, valid and binding obligations of such Corporate Loan Party enforceable in accordance with their respective terms and the terms of this Agreement, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and except as such enforceability may be limited by the availability of equitable remedies.
     4.4 Financial Statements.
          The Borrower has delivered to the Lender audited combined financial statements of the Borrower for the Fiscal Year ended December 31, 2008, consisting of balance sheets and statements of income, retained earnings and cash flow. To the best of the Borrower’s knowledge such financial statements accurately reflect in all material respects the liabilities of the as of December 31, 2008, other than liabilities under executory contracts which in accordance with GAAP are not required to be set forth in such financial statements.
     4.5 Litigation.
          Except as set forth in Schedule 4.5hereto, there are no actions, suits, proceedings, investigations or governmental proceedings pending or, to the knowledge of any Corporate Loan Party, threatened against the such Corporate Loan Party the results of which, individually or in the aggregate, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
     4.6 No Restrictions.
          Neither the execution, delivery nor performance of this Agreement, the consummation of the loan transactions herein contemplated nor compliance with the terms and provisions hereof or of the Notes, the Security Documents or the other Loan Documents to which it is a party (a) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the certificate of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational document of any Corporate Loan Party, (ii) any Governmental Rule or (iii) any agreement, indenture or other instrument to which any Corporate Loan Party is a party or by which any Corporate Loan Party is bound or to which any Corporate Loan Party is subject the result of which would have a Material Adverse Effect on any Corporate Loan Party’s business or (b) results in the creation, imposition or continuation of any lien or Encumbrance (except a Permitted Encumbrance) of any nature whatsoever upon any of the property or assets of any Corporate Loan Party pursuant to the terms of any agreement, indenture or other instrument.

     4.7 Deferred Compensation Plans.
          Except as set forth on Schedule 4.7, the Borrower has (i) no Plans or Benefit Agreements and (ii) has no ERISA Affiliate which has any such Plans or Benefit Agreements.
     4.8 Tax Returns and Payments.
          Each Corporate Loan Party has filed all tax returns required by law to be filed and has paid all taxes, assessments and other governmental charges levied upon such Corporate Loan Party or any of its properties, assets, income or franchises which are due and payable, other than those presently payable without penalty or interest. The charges, accruals and reserves on the books of such Corporate Loan Party, in respect of Federal and state income taxes for all fiscal periods to date are, in the opinion of such Corporate Loan Party, adequate, and such Corporate Loan Party does not know of any unpaid assessments for additional Federal or state income taxes for any such fiscal period.
     4.9 Margin Stock.
          None of the Corporate Loan Parties is engaged in the business of purchasing or selling margin stock or extending credit to others for the purpose of purchasing or carrying margin stock (as defined in Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or for any other purpose which would violate any of the margin regulations of such Board of Governors.
     4.10 Labor Matters.
          Except as set forth on Schedule 4.10, no Corporate Loan Party is a party to any collective bargaining agreement, and, to the best of each Corporate Loan Party’s knowledge, there are no strikes, work stoppages, material grievances, disputes or controversies with any union or any other organization of such Corporate Loan Party’s employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.
     4.11 Title to Properties.
          Except as set forth on Schedule 4.11, each Corporate Loan Party has good title to its properties and assets, free and clear of all mortgages, pledges, liens and other Encumbrances, except the Permitted Encumbrances. All of each Corporate Loan Party’s real property interests, whether fee or leasehold, as of the Closing Date are set forth on Schedule 4.11.
     4.12 Compliance with Law.
          Except as set forth on Schedule 4.12, each Corporate Loan Party has duly complied with, and, to the best of such Corporate Loan Party’s knowledge, its properties and operations are in compliance in all respects with, the provisions of all Governmental Rules to which such Corporate Loan Party is subject, except for such non-compliance as would not have, or reasonably be expected to result in, a Material Adverse Effect. To the best of each Corporate Loan Party’s knowledge, such Corporate Loan Party has all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or the conduct of its business, except where the failure to obtain the same would not have, or reasonably be expected to result in, a Material Adverse Effect.
     4.13 Intellectual Property.
          To each Corporate Loan Party’s knowledge, such Corporate Loan Party owns or licenses all the material Patents, patent applications, trademarks, trademark applications, permits, service marks, trade names, Copyrights, copyright applications, licenses, franchises, authorizations and other intellectual property rights that are necessary for the operation of its businesses, without infringement upon or conflict with the rights of any other Person with respect thereto. To the best knowledge of each Corporate Loan Party, no slogan or other advertising, device, product, process, method, substance, part or component or other material now employed, or now contemplated to be employed, by such Corporate Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened. All of each Corporate Loan Party’s material Patents, trademarks, permits, service marks, trade names, Copyrights, licenses, franchises and authorizations are listed on Schedule 4.13.
     4.14 Insurance.
          Each Corporate Loan Party currently maintains insurance which meets or exceeds the requirements of Section 5.3 hereof and the applicable insurance requirements set forth in the other Loan Documents, and such insurance is provided by reputable and financially sound insurers. All of such insurance policies are valid and in full force and effect. No notice has been given or claim made, and, to such Corporate Loan Party’s knowledge, no grounds exist to cancel or void any of such policies or to reduce the coverage provided thereby. All of each Corporate Loan Party’s existing insurance coverage is described on Schedule 4.14.
     4.15 No Defaults.
          No event has occurred and is continuing and no condition exists which constitutes an Event of Default. No Corporate Loan Party is in violation of (i) any term or provision of its certificate of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be bound or subject.
     4.16 Security Interest in Personal Property.
          Upon the execution of this Agreement and the other Loan Documents, the Lender’s security interest in the Borrower’s personal property set forth in Sections 3.2 and 3.3 hereof (to the extent a security interest can be perfected therein pursuant to the UCC or applicable federal law) (a) will be and continue to be a prior perfected security interest under the UCC and applicable federal law entitled to all the rights, benefits and priorities provided by the

UCC and applicable federal law, and (b) will be and will continue to be superior and prior to the rights of all Persons to the full extent provided by the UCC and applicable federal law subject only to Permitted Encumbrances. All filing fees and other expenses in connection with each such action shall be paid by the Borrower, and the Lender shall be reimbursed by the Borrower for any such reasonable fees and expenses incurred by the Lender.
     4.17 Investment Company Act.
          No Corporate Loan Party is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by any Corporate Loan Party of this Agreement, the Notes, the Security Agreement or any other Loan Document violates any provision of such Act or requires any consent, approval or authorization of, or registration with, the Securities and Exchange Commission or any other Governmental Authority pursuant to any provisions of such Act.
     4.18 Disclosure.
          Neither this Agreement nor any other document, certificate or written statement furnished to the Lender by or on behalf of any Corporate Loan Party contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. As of the Closing Date, there is no fact known to any Authorized Officer which materially and adversely affects the business, operations, affairs, condition, prospects, properties or assets of such Corporate Loan Party which has not been set forth in this Agreement or in the other documents, certificates and statements (financial or otherwise) furnished to the Lender by or on behalf of such Corporate Loan Party prior to or on the date hereof.
     4.19 Consents and Approvals.
          Except for the filing of Security Documents with the appropriate government office, no order, authorization, consent, license, validation or approval of, or notice to, filing, recording, or registration with any Governmental Authority, or the exemption by any such Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any of the Loan Documents to which any Corporate Loan Party is a party or (ii) the legality, binding effect or enforceability of any such Loan Document to which any Corporate Loan Party is a party.
ARTICLE V AFFIRMATIVE COVENANTS.
     The Corporate Loan Parties agree, jointly and severally, that, from the date hereof and thereafter until all of the Obligations are indefeasibly paid in full:
     5.1 Furnishing Information.
          The Corporate Loan Parties will maintain a system of accounting established and administered in accordance with GAAP, consistently applied, and will set aside on their respective books all such proper reserves as shall be required by GAAP. Further, the Borrower will deliver to the Lender:
     (a) within forty-five (45) days after the end of each of the first fiscal quarter of Energy, Inc. commencing with the fiscal quarter ended December 31, 2009, (i) an unaudited consolidated balance sheet as of the end of such quarter, including consolidating schedules for the Borrower, and (ii) the related unaudited consolidated statements of income, retained earnings and cash flows for such quarter, including consolidating schedules for the Borrower, each of which shall be prepared in accordance with GAAP consistently applied, all presenting fairly the financial condition of the Energy, Inc. and the Borrower in such reasonable detail as the Lender may reasonably request from time to time and certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by an Authorized Officer.
     (b) within ninety (90) days after the end of each Fiscal Year of Energy, Inc., Borrower’s audited financial statements of Energy, Inc. including (i) its consolidated balance sheet as at the end of such year, including consolidating schedules for the Borrower, and (ii) Energy Inc.’s consolidated statements of income, retained earnings and cash flows for such year, including consolidating schedules for the Borrower, each setting forth, in comparative form, corresponding figures for the immediately preceding Fiscal Year, all prepared in reasonable detail and certified without qualification by Hein & Associates LLP or such other independent certified public accountants selected by Energy, Inc. and reasonably acceptable to the Lender;
     (c) at the time of the delivery of the financial statements described in (a) and (b) above, a Compliance Certificate substantially in the form of Exhibit “D” hereto evidencing calculation of the financial covenants of the Borrower and signed by an Authorized Officer stating that the signer has reviewed the terms of this Agreement, the Notes, the Security Documents and the other Loan Documents and has made, or caused to be made under his supervision, a review of the transactions and condition of the Corporate Loan Parties during the accounting period covered by such financial statements and that such review has not disclosed the existence during such accounting period, and that the signer does not have knowledge of the existence, as at the date of such Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto;
     (d) promptly after any officer of any Corporate Loan Party has learned of the occurrence or existence of or an event or circumstances which would reasonably be expected to result in a Default or an Event of Default, or of an event or set of circumstances which has had or which are reasonably likely to have a Material Adverse Effect or which has caused a Material Adverse Change, telephonic notice thereof specifying the details thereof, the effect thereof and the action which such Corporate Loan Party has taken, is taking or proposes to take with respect thereto, which notice, if oral, shall be promptly confirmed in writing within five days by an Authorized Officer of such Corporate Loan Party;
     (e) promptly after any Corporate Loan Party becomes aware of the commencement thereof, written notice of any action, suit, proceeding or investigation, or any written threat thereof, which, if determined adversely to such Corporate Loan Party, would reasonably be expected to result in a Material Adverse Change;
     (f) promptly after receipt thereof, a copy of any order, writ, decree, judgment, decision or injunction issued by any Governmental Authority in any proceeding, action, suit or investigation to which any Corporate Loan Party is a party which is reasonably likely to have a Material Adverse Effect;
     (g) promptly after receipt or knowledge thereof, (1) a copy of any notice the Borrower or other fiduciary or administrator of any Plan receives from the PBGC relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any such Plan, (2) notice of any Reportable Event, (3) information concerning any unfunded accumulated benefit obligations for any Plan, (4) any notice of assessment of Withdrawal Liability, (5) a copy of any Notice of Intent to Terminate any Plan, and (6) any other information reasonably requested by the Lender from time to time relating to Plans and Benefit Arrangements;
     (h) in the event any Corporate Loan Party gives to or receives notice from any Governmental Authority of any release of Hazardous Substances or receives any environmental complaint from any person or entity, including any state agency responsible in whole or in part for environmental matters in the state in which its Real Property is located or the United States Environmental Protection Agency which, in either case, is likely to cause a Material Adverse Change, then such Corporate Loan Party shall, within five (5) Business Days, give written notice of same to the Lender detailing non-privileged and non-confidential facts and circumstances giving rise to the Release or environmental complaint. Such information is to be provided to allow the Lender to protect its mortgage lien and security interests in the Real Property and is not intended to create any obligation upon the Lender with respect thereto; and
     (i) promptly after request, deliver to the Lender such other information and data with respect to any Corporate Loan Party, its operations, business, affairs and financial condition as from time to time may be reasonably requested by the Lender.

     5.2 Insurance.
          Each Corporate Loan Party shall maintain at all times adequate insurance to the reasonable satisfaction of the Lender with the insurers shown on Schedule 4.14 or other financially sound and reputable insurers reasonably acceptable to the Lender, against such risks of loss as are customarily insured against and in amounts customarily carried by Persons owning, leasing or operating similar properties, including but not limited to: (i) fire and theft and extended coverage insurance in an amount at least equal to the total full replacement costs of its insurable property; (ii) liability insurance on account of injury to persons or property; and (iii) insurance which complies with all applicable workers’ compensation, unemployment and similar laws, all of the foregoing to be acceptable to the Lender at all times during the term hereof. Each Corporate Loan Party shall cause all such insurance to be issued with a mortgagee and lender’s loss payable endorsement (with respect to the property polices) and an additional insured endorsement (with respect to the liability policies) in favor of the Lender, providing for at least 30 days’ written notice to the Lender prior to cancellation, and the Corporate Loan Parties shall cause certificates of insurance acceptable to the Lender to be delivered to the Lender prior to the initial Disbursement and a duplicate original of the insurance policies to be delivered to the Lender promptly after the Closing Date. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, the Lender shall remit to the Corporate Loan Parties insurance proceeds received by Lender during any calendar year under insurance policies procured and maintained by the Corporate Loan Parties which insure Borrowers’ insurable properties to the extent such insurance proceeds do not exceed $100,000 in the aggregate during such calendar year. In the event the aggregate amount of insurance proceeds received by the Lender for any occurrence exceeds $100,000 in any calendar year, then the Lender shall not be obligated to remit the insurance proceeds to the Corporate Loan Parties unless the Corporate Loan Parties shall provide the Lender with evidence reasonably satisfactory to the Lender that the insurance proceeds will be used by the Corporate Loan Parties to repair, replace or restore the insured property which was the subject of the insurable loss. In the event Corporate Loan Parties have previously received (or, after giving effect to any proposed remittance by the Lender to the Corporate Loan Parties would receive) insurance proceeds which equal or exceed $100,000 in the aggregate during any calendar year, then the Lender may, in its sole discretion, either remit the insurance proceeds to the Corporate Loan Parties upon the Corporate Loan Parties providing the Lender with evidence reasonably satisfactory to the Lender that the insurance proceeds will be used by the Corporate Loan Parties to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of the Lender to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) No Event of Default or Default shall then have occurred, and (y) the Corporate Loan Parties shall use such insurance proceeds to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose.
     5.3 Payment of Taxes.
          Each Corporate Loan Party will pay or cause to be paid all taxes, assessments and other governmental charges levied upon any of its properties or assets or in respect of its business, income or profits before the same become delinquent, except that (unless any material item of property would be lost, forfeited or materially damaged as a result thereof) no such charge need be paid if it is being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted and if an appropriate reserve, as shall be required by GAAP, shall have been made therefor.
     5.4 Records.
          The Corporate Loan Parties will maintain proper books of record and account in accordance with sound accounting practice in which full, true and correct entries shall be made of all their properties and assets and its dealings and business affairs.
     5.5 Inspection of Records and Properties and Audit Review.
          Each Corporate Loan Party will, on reasonable prior notice prior to the existence of an Event of Default (or in the absence of prior notice following and during the continuation of an Event of Default), permit the Lender’s employees or representatives to visit any of its properties, and to discuss its affairs and accounts with, and be advised about them by, the management of such Corporate Loan Party, all at such reasonable times, and as often as the Lender may reasonably request. Lender reserves the right to perform an audit review of the Borrower’s Accounts and accounts payable. The Corporate Loan Parties shall permit the Lender to conduct and complete field examinations, in form, substance and scope satisfactory to Lender, of the Borrower’s Accounts and working capital assets, which field examinations shall be (i) prior to the occurrence of an Event of Default, be conducted not more than once in any calendar year, and (ii) after and during the continuation of an Event of Default, such number of times as determined by the Lender in its discretion.
     5.6 Good Repair.
          Each Corporate Loan Party will do all things reasonably necessary to maintain, preserve, protect and keep its property in such state of repair, working order and condition, as is necessary for the operation of the business of such Corporate Loan Party, subject to normal wear and tear and obsolesence.
     5.7 Maintenance of Contractual Obligations.
          Each Corporate Loan Party shall maintain in full force and effect all leases for its real properties and all leases for personal property and perform under all of its other contracts, if the failure to maintain such lease or perform under any such contract would result in a Material Adverse Change.
     5.8 Maintenance of Patents, Trademarks, Permits, Etc.
          Each Corporate Loan Party shall maintain in full force and effect, and investigate and prosecute all infringements of, all Patents, trademarks, trade names, Copyrights and other Intellectual Property and all licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business in each case where the failure to take such action would have a Material Adverse Effect.

     5.9 Lender Accounts.
          The Borrower shall maintain all of its primary deposit accounts with the Lender, and in the event that the Borrower in its discretion arranges for its Account Debtors to remit payments to a post office box at a financial institution, such post office box and the related deposit account shall be maintained with the Lender.
     5.10 Preservation of Existence and Regulatory Compliance.
          Each Corporate Loan Party will, at its own cost and expense, do all things necessary to preserve and keep in full force and effect its existence under the laws of its jurisdiction of organization. Further, each Corporate Loan Party will maintain, preserve and renew all rights, powers and privileges which are necessary in the operation of its business.
     5.11 Compliance with Laws.
          Each Corporate Loan Party will perform and promptly comply in all material respects, and cause all property of such Corporate Loan Party to be maintained, used and operated in all material respects, in accordance with all Governmental Rules (including, without limitation, zoning ordinances, building codes and Environmental Laws of every duly constituted Governmental Authority applicable to such Corporate Loan Party, or any of its properties) except for those alleged violations which are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted and if an appropriate provision, as shall be required by GAAP, shall have been made therefor. Further, no Corporate Loan Party shall be deemed to be in violation of this Section 5.11 as the result of any failure to comply with a Governmental Rule which would not individually or in the aggregate have a Material Adverse Effect.
     5.12 Further Assurances; Power of Attorney.
          At any time and from time to time, upon the Lender’s reasonable request, the Borrower shall make, execute and deliver to the Lender, and where appropriate shall cause to be recorded or filed, and from time to time thereafter to be re-recorded and refiled, at such time and in such offices and places as shall be deemed desirable by the Lender, any and all such further Security Documents, certificates and other documents and instruments as the Lender in its sole but reasonable discretion may consider necessary or desirable in order to effectuate, complete, perfect, continue or preserve the obligations of the Borrower hereunder or under the other Loan Documents and the Encumbrances created hereby and thereby. The Borrower hereby appoints the Lender, and any of its officers, directors, employees and authorized agents, with full power of substitution, upon any failure by the Borrower to take or cause to be taken any action described in the preceding sentence, to make, execute, record, file, re-record or refile any and each such Security Document, instrument, certificate and document for and in the name of the Borrower. The power of attorney granted pursuant to this Section 5.12 is coupled with an interest and shall be irrevocable until all of the Obligations are indefeasibly paid in full.

ARTICLE VI NEGATIVE COVENANTS.
     From the date hereof and thereafter until all of the Obligations are indefeasibly paid in full:
     6.1 Indebtedness.
          The Borrower shall not create, assume, incur or in any manner become or remain liable in respect to, any Indebtedness, except for:
     (i) the Obligations,
     (ii) Indebtedness incurred under Capitalized Leases and purchase money obligations in an aggregate amount not to exceed $500,000 at any one time outstanding, and
     (iii) the Related Party Indebtedness set forth on Schedule 6.1 hereto, and
     6.2 Guaranties.
          Except as set forth on Schedule 6.2, the Borrower shall not directly or indirectly guarantee the Indebtedness or obligation of any other Person, except for (i) Guarantees of Indebtedness for Capitalized Leases and purchase money obligations to the extent permitted under Section 6.1(ii), and (ii) Guarantees resulting from endorsement of negotiable instruments for collection in the ordinary course of business.
     6.3 Creation of Encumbrances; Contractual Restrictions.
          The Borrower will not create, assume, incur or suffer to exist or allow to be created, assumed or incurred or suffered to exist any Encumbrance upon any of its properties, now owned or hereafter acquired, nor acquire nor agree to acquire any kind of property subject to an Encumbrance, provided, however, that the foregoing restrictions shall not prevent such Loan Party from:
     (i) creating Encumbrances in favor of or for the benefit of the Lender to secure repayment of the Obligations;
     (ii) creating Encumbrances in favor of lessors under Capitalized Leases or to secure purchase money Indebtedness permitted hereunder; provided, that any such Encumbrance be limited solely to assets being leased or acquired;
     (iii) permitting or incurring Encumbrances for taxes or assessments or governmental charges or levies on any of the properties of the Borrower if such taxes, assessments, governmental charges or levies shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings and with respect to which the Borrower has created reserves which are determined by the Borrower to be adequate by the application of GAAP consistently applied;
     (iv) making pledges or deposits to secure the Borrower’s obligations under workmen’s compensation laws or similar legislation;
     (v) incurring Encumbrances arising out of judgments or awards against the Borrower with respect to which it is currently engaged in proceedings for review or appeal and with respect to which it shall have secured a stay of execution pending such proceedings for review or appeal;
     (vi) in the ordinary course of business, granting security interests in favor of lessors of personal property, which property is the subject of a true lease between such lessor and such Person; and
     (vii) permitting Encumbrances consisting of zoning restrictions, easements, restrictions on the use of real property and other matters of record or minor irregularities in titles thereto which do not, in the sole discretion of the Lender, impair the value of such property in a material amount.
     Each Encumbrance of the type listed in items (i) through (vii) inclusive immediately above is a “Permitted Encumbrance”.
     In addition to the foregoing restrictions on creation of Encumbrances, the Borrower shall not at any time directly or indirectly enter into or assume any agreement (other than this Agreement and the other Loan Documents), or adopt any charter or other governing document provision, prohibiting the creation or assumption of any Encumbrance upon any of the property or assets of the Loan Parties, with the exception of negative pledge provisions included in Capital Leases and purchase money financing agreements which restrict Encumbrances on the equipment being leased or financed under such agreements.
     6.4 Fixed Charge Coverage Ratio.
          Commencing with the fiscal quarter of the Borrower ending March 31, 2010, the Borrower shall not allow the Fixed Charge Coverage Ratio, as calculated at of the end of fiscal quarter of the Borrower for the four fiscal quarters ending, to be less than 1.0 to 1.0.
     6.5 Restrictions on Dividends and Distributions.
          The Borrower shall not make any dividend, distribution, redemption or repurchase (other than dividends and distributions of shares of capital stock which do not violate Section 8.1j) with respect to the shares of capital stock or pursuant to any option, or put agreement if, (i) at the time of such payment, an Event of Default or Default has occurred and is continuing or would be caused by such payment, or (ii) the payment would cause the aggregate amount of all dividends, distributions, redemptions and repurchases in any fiscal year of the Borrower to exceed sixty percent (60%) of the Net Income of the Borrower for such fiscal year.

     6.6 Disposition of Assets.
          The Borrower shall not sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, whether tangible or intangible, real or personal, including without limitation, sales, assignments, discounts or other dispositions of Accounts, contract rights, Chattel Paper, Equipment or General Intangibles, with or without recourse, and sale/leaseback transactions, except for:
     (i) sales of Inventory in the ordinary course of business;
     (ii) sales, assignments, transfers or leases in the ordinary course of business of assets other than Real Property, subject to the Mortgages, which are no longer necessary or required in the conduct of such Loan Party’s business;
     (iii) sales, transfers or leases of assets in the ordinary course of business which are replaced by substitute assets acquired or leased by such Loan Party; provided, however,that such substitute assets shall be subject to a first and prior lien and security interest in favor of the Lender to the extent they are not subject to an Encumbrance in favor of the seller or lessor of such assets to the extent permitted hereunder; and
     (iv) sales, transfers or leases of any Real Property which is not encumbered by a Mortgage, so long as the value of such assets disposed of during the term hereof does not exceed $500,000.
     6.7 Change of Business.
          The Borrower shall not engage in any business operation other than (i) the business it is engaged in on the date hereof, and (ii) such other similar and related business operations as could be engaged in utilizing the Borrower’s then existing assets and personnel.
     6.8 ERISA.
          At any time permit any Plan of any Loan Party to (a) engage in any “prohibited transaction” as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, (b) incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA, whether or not waived, or (c) be terminated in a manner which could result in the imposition of a lien on the property of such Loan Party pursuant to Section 4068 of ERISA.
     6.9 Mergers; Acquisitions; Consolidations.
          The Borrower will not merge with or consolidate into any other Person or permit any Person to consolidate with or merge into the Borrower, or acquire all or a substantial part of the assets, capital stock or membership interests of any other Person or permit any Person to acquire all or a substantial part of the assets or capital stock of the Borrower; provided however, a wholly owned subsidiary of Energy West, Inc. shall be permitted to merge with and into Lightning, with Lightning being the surviving corporation (the “Lightning Merger”), the result of which will be the Borrower becoming an indirect, wholly-owned subsidiary of Energy, Inc.

     6.10 Loans and Advances.
          Except for (i) loans or advances to employees which do not exceed in the aggregate $25,000 at any one time outstanding, and (ii) investments permitted pursuant to Section 6.11, the Borrower is prohibited from making loans or advances to any Person, except in its capacity as trustee or manager of any pension, profit sharing or retirement plan for its employees.
     6.11 Investments.
          The Borrower shall not at any time purchase, acquire or own any stock, bonds, notes, or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to, any other Person, or become a joint venture partner in any joint venture, or agree, become or remain liable to do any of the foregoing, except for:
     (i) debt securities having a maturity of not more than one year issued or guaranteed by the United States government or by an agency or instrumentality thereof;
     (ii) certificates of deposit, bankers acceptances and time deposits, which in each case mature within one year from the date of purchase thereof;
     (iii) commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by such Loan Party either (A) is accorded the highest rating by Standard and Poor’s Rating Group, a division of McGraw-Hill, Inc. or Moody’s Investors Service, Inc. or (B) is issued by the Lender; and
     (iv) direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in each case maturing in 12 months or less from the date of acquisition.
     6.12 Transactions with Affiliates.
          The Borrower shall not enter into or carry out any material transaction (including, without limitation, purchasing property or services or selling property or services) with an Affiliate unless such transaction: (i) is not otherwise prohibited by this Agreement or any of the other Loan Documents, (ii) is entered into in the ordinary course of such Loan Party’s business and upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Lender beforehand, and (iii) is in accordance with all applicable Governmental Rules.
     6.13 Amendment of Certain Documents.
          Without twenty (20) days prior written notice to the Lender, each Corporate Loan Party shall not amend such Corporate Loan Party’s certificate of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational document of such Corporate Loan Party, and if such amendment would be adverse to the Lender as determined by the Lender in good faith, obtaining the Lender’s prior written consent. Notwithstanding the foregoing, Lightning shall be permitted to amend its organizational documents in connection with the Lightning Merger.
ARTICLE VII CONDITIONS PRECEDENT.
     7.1 Conditions Precedent to the Lender Entering into this Agreement.
          The obligations of the Lender to grant the waivers set forth in this Agreement and extend the maturity date of the Term Loan and Line of Credit Loans as provided for in this Agreement are subject to the performance by the Borrower of its obligations under this Agreement and to the satisfaction of the following further conditions:
     (i) Agreement. Receipt by the Lender of originals of this Agreement executed by the Loan Parties hereto together with all Schedules hereto.
     (ii) Security Agreement. Receipt by the Lender of originals of the Security Agreement executed by the Borrower in substantially in the form of Exhibit “A” hereto.
     (iii) Guaranty Agreement. Receipt by the Lender of originals of the Guaranty Agreement executed by the Guarantors in substantially in the form of Exhibit “B” hereto.
     (iv) Insurance. Receipt by the Lender of certificates of insurance policies with respect to the Borrower’s insurance policies, containing, as to the casualty insurance policies, mortgagee and lender loss payable endorsements satisfactory to the Lender and which in all other respects comply with the requirements of Section 4.14 and 5.2 and the insurance requirements set forth in the other Loan Documents.
     (v) Lien Searches. Receipt by the Lender of lien searches satisfactory to the Lender.
     (vi) [Intentionally Omitted].
     (vii) Loan Party Action; Resolutions. Receipt by the Lender of a certified copy of the action of each of the Borrower and each other Corporate Loan Party authorizing the borrowings hereunder and the execution, delivery and performance of this Agreement, the Notes and the Security Documents, and any other Loan Document.
     (viii) Incumbency Certificate. Receipt by the Lender of an incumbency certificate with respect to each Corporate Loan Party which (A) certifies the names of the Authorized Officers authorized to sign this Agreement, the Notes, the Security Documents, the other Loan Documents and all supplemental documentation and (B) contains the true signature of each such person.
     (ix) Certificate of Authorized Officer. Receipt by the Lender of a certificate executed by an Authorized Officer certifying that each Corporate Loan Party’s organizational documents (copies of which are attached thereto) remain in full force and effect.
     (x) Fees. Receipt by the Lender of all Fees and expenses due the Lender on or before the Closing Date.
     (xi) Material Adverse Change. No Material Adverse Change has occurred and is continuing.
     (xii) Opinion of Loan Parties’ Counsel. Receipt by the Lender of a signed favorable opinions of counsel for the Loan Party in form and substance satisfactory to the Lender.
     (xiii) Payment of Costs and Expenses. Receipt by the Lender of reimbursement for all fees, costs and expenses incurred by the Lender, including fees and expenses of counsel, outstanding appraisal and field examination fees and all other accrued professional fees related to the Lender’s loans with the Loan Parties.
ARTICLE VIII DEFAULTS AND REMEDIES.
     8.1 Events of Default.
          Each of the following events shall constitute an Event of Default:
8.1a Payment Default. Default by any Loan Party, or any guarantor or surety thereof, in the payment of principal or interest of any Loan, Note or other Obligation when due.
8.1b Nonpayment of Other Indebtedness. Any Indebtedness of any Loan Party is not paid at maturity or becomes or is declared to be due and payable prior to its expressed maturity by reason of any default by such Loan Party in the performance or observance of any obligation or condition or which represents a purchase money obligation or any agreement relating to such obligation and the effect of such default is to accelerate the maturity of such Indebtedness or the holder thereof shall cause such Indebtedness to become due prior to the stated maturity thereof or such Loan Party shall not pay such Indebtedness at maturity.
8.1c Insolvency.
     (i) Involuntary Proceedings. A proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of any Loan Party or any Subsidiary of any Loan Party in an involuntary case under the Federal bankruptcy laws, or any other similar applicable Federal or state law, now or hereafter in effect, or for the appointment of a receiver, liquidator, trustee, sequestrator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of their respective property, or for the winding up or liquidation of its affairs, and such shall remain uncontested or uncontroverted for a period of 30 days and shall remain undismissed or unstayed and in effect for a period of 60 days.

     (ii) Voluntary Proceedings. Any Loan Party or any Subsidiary of any Loan Party shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Federal bankruptcy laws, or any other similar applicable Federal or state law now or hereinafter in effect, or shall consent or acquiesce to the filing of any such petition, or shall consent to or acquiesce in the appointment of a receiver, liquidator, trustee, sequestrator or similar official for any Loan Party or any Subsidiary of any Loan Party, as the case may be, or for a substantial part of their respective property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or action shall be taken by any Loan Party or any Subsidiary of any Loan Party in furtherance of any of the foregoing.
8.1d Termination of Existence. Except as permitted under Section 6.10, any Loan Party shall terminate its existence or cease to exist.
8.1e Adverse Judgments. Any court shall render a final judgment or judgments against any Loan Party in an aggregate amount of $500,000 or more in excess of any amount not covered by insurance and such judgment or judgments shall not be stayed, discharged, vacated or set aside within thirty (30) days after entry; or any property of any Loan Party shall be attached under a claim or claims in an aggregate amount of $500,000.
8.1f ERISA. (i) Any Plan of the Borrower shall be terminated, or (ii) a trustee shall be appointed by the appropriate United States Court to administer any such Plan, or (iii) the PBGC shall institute proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan, or (iv) any notice assessing Withdrawal Liability with respect to any Multiemployer Plan shall have been received by the Borrower or any ERISA Affiliate and the Borrower’s liability as a result of the foregoing exceeds $500,000.
8.1g Failure to Comply with Covenants; Loan Documents. Default in the performance by any Loan Party of the covenants set forth in Section 3.4, Article V or Article VI hereof or in any other Loan Document.
8.1i Misrepresentation. Any representation or warranty made by any Loan Party herein or any schedule, statement, report, notice or writing furnished by any Loan Party to the Lender pursuant hereto or pursuant to any other Loan Document is untrue in any material respect on the date as of which the facts set forth are stated or certified.
8.1j Change of Control. Any Change of Control shall occur.
8.1k Material Adverse Effect. Any change in any Loan Party’s condition or affairs (financial or otherwise) occurs or exists which in the Lender’s opinion has a Material Adverse Effect.
     Notwithstanding the foregoing Sections 8.1a through 8.1k, with respect to Osborne, ONG and Lightning II (but not with respect to the other Loan Parties), and with respect to Richard M. Osborne, as Trustee of the Richard M. Osborne Trust aka the Richard M. Osborne Trust Agreement Dated January 13, 1995, as amended, it shall not constitute an Event of Default if any of the conditions set forth in Section 8.1 shall exist with respect to Osborne, ONG or Lightning II, or with respect to Richard M. Osborne, as Trustee of the Richard M. Osborne Trust aka the Richard M. Osborne Trust Agreement Dated January 13, 1995, as amended.
     8.2 Remedies Upon Default.
8.2a Termination of Commitments. If one or more of the Events of Default occur then (i) if such Event of Default is set forth in Subsection 8.1c or Subsection 8.1d hereof, the Notes shall become immediately due and payable, without necessity of demand, presentation, protest, notice of dishonor or notice of default; or (ii) if such Event of Default is set forth in any of the remaining subsections of Section 8.1 (other than Subsections 8.1c or 8.1d), the Lender, at its option without notice to the Borrower, may declare the Borrower in default hereunder, in which event the Notes shall become immediately due and payable, without necessity of any further demand, presentation, protest, notice of dishonor or further notice of default.
8.2b Consequences of an Event of Default. Upon the occurrence of an Event of Default, the Lender shall have the right to demand immediate payment in full of the Obligations under this Agreement and shall have the full panoply of rights and remedies granted to it under this Agreement, the Security Documents, and all those rights and remedies granted by law to creditors. The Lender may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any of the Loan Documents, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. No right, power or remedy conferred upon the Lender by this Agreement or by any other Loan Document shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. No exercise of any one right or remedy shall be deemed a waiver of other rights or remedies.
ARTICLE IX WAIVER BY LENDER.
     9.1 Waiver of Events of Default.
          The Lender hereby waives the Events of Default under the Notes as set forth in the Lender’s letter to the Borrower dated September 4, 2009 to the Borrower, which consist of (i) entry of judgment against Osborne (whether in his individual capacity or in his capacity as Trustee of the Richard M. Osborne Trust aka the Richard M. Osborne Trust Agreement Dated January 13, 1995, as amended), by RBS Citizens Bank and garnishment proceedings made upon the Lender by such creditor with respect to such judgments, and (ii) failure of Osborne to make payments when due to the Lender on a separate loan obligation of Osborne to the Lender. In addition to the foregoing, the Lender hereby waives (x) the Borrower’s violation of the fixed charge coverage ratio under the Existing Loan Agreement for all period prior to the Closing Date, and (y) the failure of the Borrower and Osborne to make payment of principal under the Term Note and the Line of Credit Note when such amounts were due and payable on November 30, 2009. The foregoing waivers are limited to the specific matters and periods referenced and do not extend to any other defaults, nor do such waivers constitute any agreement on the part of the Lender to grant any such waivers in the future. The Lender hereby withdraws the acceleration of the Loans as set forth in its September 4, 2009 default letter without prejudice to any future acceleration upon the occurrence of an Event of Default.
ARTICLE X GENERAL PROVISIONS.
     10.1 Amendments and Waivers.
          The Lender and the Borrower, on behalf of the Loan Parties, may, subject to the provisions of this Section 10.1, from time to time enter into written supplemental agreements to this Agreement and the other Loan Documents for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of the Lender, or the obligor thereunder or the conditions, provisions or terms hereof or thereof or waiving any Event of Default thereunder or consenting to an action of the Borrower, but only to the extent specified in such written agreements. Notwithstanding the foregoing, the Borrower and the Lender shall not extend the Line of Termination Date or the maturity date for the final payment of principal on the Term Loan without the written consent of Osborne.
Any such supplemental agreement shall be binding upon the Borrower, the Loan Parties, the Lender, all future holders of the Notes and all Participants. In the case of any waiver, each of the Borrower, the Loan Parties and the Lender shall be restored to its former position and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.
     10.2 Expenses.
          The Borrower shall pay:
     (i) All reasonable costs and expenses of the Lender (including without limitation the reasonable fees and disbursements of the Lender’s counsel and costs incurred by the Lender in performing its due diligence), incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and any and all other documents and instruments prepared in connection herewith, including but not limited to all amendments, extensions, modifications, replacements, waivers, consents and other documents and instruments prepared or entered into from time to time;
     (ii) All reasonable costs and expenses of the Lender (including without limitation the reasonable fees and disbursements of the Lender’s counsel) in connection with (A) the enforcement of this Agreement and the other Loan Documents arising pursuant to an Event of Default, and (B) defending or prosecuting any actions, suits or proceedings relating to any of the Loan Documents.
All of such costs and expenses shall be payable by the Borrower to the Lender upon demand or as otherwise agreed upon by the Lender and the Borrower, and shall constitute Obligations under this Agreement. The Borrower further agrees to pay, and save the Lender harmless from any and all liability for, any stamp or other taxes (other than taxes on the Lender’s income or gross revenues or capital stock taxes) which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes. The Borrower’s obligation to pay such costs and expenses shall survive the termination of this Agreement and the repayment of the Obligations.
     10.3 Notices.
10.3a Notice to the Loan Parties. All notices required to be delivered to any Loan Party pursuant to this Agreement shall be in writing and shall be sent to the following addresses or numbers, as appropriate, by hand delivery, recognized national overnight courier service with all charges prepaid, telegram, telecopier or by United States certified mail, postage prepaid:
Orwell Natural Gas Company
8500 Station Street, Suite 113
Mentor, OH 44060
Attn: Richard M. Osborne
Telecopier No.: (440) 255-8645
with a copy to:
Dworken & Bernstein, Co., LPA
60 South Park Place
Painesville, OH 44077
Attn: Melvyn E. Resnick
Telecopier No.: (440) 352-4969
10.3b Notice to the Lender. All notices required to be delivered to the Lender pursuant to this Agreement shall be in writing and shall be sent to the following addresses or numbers, as appropriate, by hand delivery, recognized national overnight courier service with all charges prepaid, telegram, telecopier or by United States certified mail, postage prepaid:
The Huntington National Bank
Centre City Tower, Suite 1000
650 Smithfield Street
Pittsburgh, PA 15222
Attn: Bruce G. Shearer
Telecopier No.: (412) 667-6443
with a copy to:

Buchanan Ingersoll & Rooney PC
One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, PA 15219
Attn: Thomas Galey
Telecopier No.: (412) 562-1041
10.3c Effectiveness of Notices. All such notices shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a Business Day, on the first Business Day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office) or the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the Sender’s telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier. The Loan Parties and the Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
     10.4 Successors, Assigns and Participations.
10.4a Successors and Assigns. This Agreement shall be binding upon Loan Parties and the Lender, and their respective successors and assigns, and shall insure to the benefit of Loan Parties and the Lender and the successors and assigns of the Lender. The foregoing sentence notwithstanding, the Loan Parties shall not assign or transfer their respective rights or duties hereunder. Each assignment by the Lender (i) shall be in a minimum amount of $1,000,000; (ii) shall be allocated pro rata among the Line of Credit Loans, the Term Loan and the Letters of Credit; and (iii) shall be evidenced in a manner in form and substance satisfactory to the Lender.
10.4b Participations. The Lender may, in the ordinary course of its commercial lending business and in accordance with applicable law, at any time sell, to one or more participants, participating interests in any Line of Credit Loan, the Term Note, or the Letters of Credit owing to the Lender, the interest of the Lender in any Line of Credit Note, Term Note, or the Letters of Credit held by the Lender, or any other interest of the Lender hereunder. In the event of any such sale by the Lender of participating interests to a participant, the Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, and the Lender shall remain the holder of any such Line of Credit Note, Term Note, or the Letters of Credit for all purposes under this Agreement (including voting rights hereunder).
     10.5 Severability.
          Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     10.6 Survival.
          All representations, warranties, covenants and agreements of Loan Parties contained herein in the Notes or in the other Loan Documents or made in writing in connection herewith or therewith shall survive the issuance of the Notes and shall continue in full force and effect so long as the Borrower may borrow hereunder and so long thereafter until payment in full of all the Notes and the Obligations.
     10.7 Governing Law.
          This Agreement, each Note and each other Loan Document shall be a contract made under, governed by and construed in accordance with the laws of the State of Ohio without reference to the provision thereof regarding conflicts of law except where such law is superseded by applicable Federal law.
     10.8 Non-Business Days.
          Except as otherwise specifically required pursuant to the terms of this Agreement, whenever any payment hereunder or under the Notes is due and payable on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in each such case be included in computing interest in connection with such payment.
     10.9 Integration.
          This Agreement constitutes the entire agreement between the parties relating to this financing transaction and it supersedes all prior understandings and agreements, whether written or oral, between the parties hereto concerning the subject matter of this Agreement.
     10.10 Headings.
          Article, Section and other headings used in this Agreement are intended for convenience only and shall not affect the meaning or construction of this Agreement.
     10.11 Forum.
          The parties hereto agree that any action or proceeding arising out of or relating to this Agreement, the Notes or the other Loan Documents may be commenced in the Court of Common Pleas of Lake County, Ohio, or in the District Court of the United States for the Northern District of Ohio and each party agrees that a summons and complaint commencing an action or proceeding in either of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to the party at its respective address set forth in Section 10.3, or as otherwise provided under the laws of the State of Ohio. Further, the parties hereby specifically consent to the non-exclusive personal jurisdiction of the Court of Common Pleas of Lake County, Ohio, and the District Court of the United States for the Northern District of Ohio, and waive and hereby acknowledge that the parties are estopped from raising any claim that any such court lacks personal jurisdiction over such party so as to prohibit either such court from adjudicating any issues raised in a complaint filed with any such court against the Borrower, the Lender concerning this Agreement.
     10.12 Waiver of Jury Trial.
          Each of the Loan Parties, and the Lender hereby knowingly, voluntarily and intentionally waives any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Agreement or any other Loan Document, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of the Loan Parties and the Lender relating hereto or thereto. Each Loan Party acknowledges and agrees that it has received full and sufficient consideration for this provision (and each other provision of each other Loan Document to which it is a party) and that this provision is a material inducement for the Lender, the Lender to enter into this Agreement and each such other Loan Document.
     10.13 Counterparts.
          This Agreement and any amendment, modification, extension or renewal hereto or hereof may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute but one and the same instrument. In proving this Agreement or any amendment, modification, extension or renewal, it shall not be necessary to produce or account for more than one such counterpart signed by the other party against whom enforcement is sought.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO AMENDED AND RESTATED LOAN AGREEMENT]
     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their respective duly Authorized Officers as of the date first above written.

BORROWER:

WITNESS/ATTEST:	ORWELL NATURAL GAS COMPANY.

By: /s/ Thomas J. Smith	By: /s/ Richard M. Osborne	(Seal)

Name: Thomas J. Smith Title: President and COO	Name: Richard M. Osborne Title: Chairman and CEO

GUARANTORS:

WITNESS/ATTEST:	ONG MARKETING, INC.

By: /s/ Thomas J. Smith	By: /s/ Richard M. Osborne	(Seal)

Name: Thomas J. Smith Title: President and COO	Name: Richard M. Osborne Title: Chairman and CEO

WITNESS/ATTEST:	LIGHTNING PIPELINE COMPANY, INC.

By: /s/ Thomas J. Smith	By: /s/ Richard M. Osborne	(Seal)

Name: Thomas J. Smith Title: President and COO	Name: Richard M. Osborne Title: Chairman and CEO

[SIGNATURE PAGE TO AMENDED AND RESTATED LOAN AGREEMENT]

WITNESS/ATTEST:	LIGHTNING PIPELINE COMPANY II, INC.

By: /s/ Thomas J. Smith	By: /s/ Richard M. Osborne	(Seal)

Name: Thomas J. Smith Title: President and COO	Name: Richard M. Osborne Title: Chairman and CEO

/s/ Thomas J. Smith	/s/ Richard M. Osborne

RICHARD M. OSBORNE

LENDER:

THE HUNTINGTON NATIONAL BANK

By: /s/ Bruce G. Shearer

Name: Bruce G. Shearer Title: Senior Vice President